ADDITION OF THE
       KOPP EMERGING GROWTH FUND CLASS C SHARES
                        TO THE
          FUND ACCOUNTING SERVICING AGREEMENT
                        Between
                   KOPP FUNDS, INC.
                          and
           FIRSTAR MUTUAL FUND SERVICES, LLC
                 Dated October 1, 1997


WHEREAS, the above parties have entered into a Fund
Accounting Servicing Agreement (the "Agreement") whereby Firstar Mutual Fund Services ("FMFS") has agreed to provide fund accounting services to Kopp
Funds, Inc. (the "Corporation"); and

WHEREAS, the parties would like to add Kopp Emerging
Growth Fund Class C Shares ("Class C") to the
Agreement;

NOW THEREFORE, the Corporation and FMFS agree to add
Class C to the Agreement and compensation for the addition of Class C is detailed on the following schedule.

Dated this 31st day of December, 1998.


KOPP FUNDS, INC.              FIRSTAR MUTUAL FUND SERVICES


BY:  /s/ Kathleen Tillotson   BY:  /s/ Joe Neuberger


               Fund Accounting Services
                  Annual Fee Schedule



          Separate Series of Kopp Funds, Inc.


           Name of Series               Date Added

        Emerging Growth Fund
             Class A                    October 1, 1997
             Class I                    October 1, 1997
             Class C                    December 31, 1998


Domestic Equity Funds (reflects fees for 3 classes)
           $33,000 for the first $40 million
           1.50 of 1% (1.50 basis points) on the next $200 million
           0.75 of 1% (0.75 basis points) on average net assets exceeding $240 million


Plus out-of-pocket expenses, including pricing service:
           Domestic and Canadian Equities                    $0.15
           Options                                           $0.15
           Corp/Gov/Agency Bonds                             $0.50
           CMO's                                             $0.80
           International Equities and Bonds                  $0.50
           Municipal Bonds                                   $0.80
           Money Market Instruments                          $0.80


All fees are billed monthly.